Owens & Minor, Inc.
Summary Segment Information (unaudited)
(dollars in thousands)

The unaudited reclassified summary segment financial information below is provided to reflect the realignment of the Company's reporting segments effective during the first quarter of 2022. The Company did not operate under the realigned structure for any of these prior periods and will begin to report comparative results under the new structure effective with the filing of its Quarterly Report on Form 10-Q for the quarter ending March 31, 2022.

Reportable segment data on a quarterly basis for the year ended December 31, 2021 and on an annual basis for the years ended December 31, 2021 and 2020 is presented in the table below:

		Year Ended December 31, 2021
	Year Ended December 31, 2020	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net revenue:
Products & Healthcare Services	$7,662,429	$2,109,445	$2,255,820	$2,256,295	$2,204,086	$8,825,646
Patient Direct	817,748	217,089	233,640	245,880	263,060	959,669
Consolidated net revenue	$8,480,177	$2,326,534	$2,489,460	$2,502,175	$2,467,146	$9,785,315

Operating income:
Products & Healthcare Services	$215,698	$150,418	$101,229	$64,415	$68,328	$384,390
Patient Direct	67,662	12,263	14,305	14,865	16,533	57,966
Intangible amortization	(41,490)	(10,026)	(10,026)	(10,025)	(9,730)	(39,807)
Acquisition-related and exit and realignment charges	(37,752)	(5,963)	(8,624)	(6,380)	(13,109)	(34,076)
Consolidated operating income	$204,118	$146,692	$96,884	$62,875	$62,022	$368,473

Depreciation and amortization:
Products & Healthcare Services	$77,131	$19,160	$18,847	$18,868	$18,673	$75,548
Patient Direct	16,205	3,740	3,753	3,774	3,806	15,073
Consolidated depreciation and amortization	$93,336	$22,900	$22,600	$22,642	$22,479	$90,621

Capital expenditures:
Products & Healthcare Services	$58,137	$6,464	$11,806	$13,498	$16,514	$48,282
Patient Direct	1,056	159	252	446	551	1,408
Consolidated capital expenditures	$59,193	$6,623	$12,058	$13,944	$17,065	$49,690